News Release

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Integra LifeSciences Holdings Corporation

John B. Henneman, III                  Maria Platsis
Executive Vice President               Senior Director of Corporate Development
Chief Administrative Officer           and Investor Relations
(609) 936-2481                         (609) 936-2333
jhenneman@Integra-LS.com               mplatsis@Integra-LS.com


     United States Supreme Court Vacates Circuit Court Decision in Integra
                     LifeSciences -- Merck KGaA Litigation

Reasonableness Test Offered by Integra as Controlling Standard Remains Intact

PLAINSBORO, N.J., June 13, 2005 - Integra LifeSciences Holdings Corporation (Nasdaq: IART) today announced that the United States Supreme Court vacated the June 2003 decision of the United States Court of Appeals for the Federal Circuit, which had affirmed the finding of the United States District Court for the Southern District of California in the case of Integra LifeSciences I Ltd. and The Burnham Institute v. Merck KGaA.

The United States Supreme Court today held that the Court of Appeals applied an erroneous interpretation of 35 U.S.C. ss.271(e)(1) when it rejected the challenge of Merck KGaA to the jury's finding that Merck KGaA failed to show that its activities were exempt from claims of patent infringement under that statute. On remand, the Federal Circuit will review the evidence under the standard which Integra LifeSciences proposed at trial and which has been its consistent position on the proper interpretation of ss.271(e)(1) throughout this litigation.

The Supreme Court held, consistent with Integra's position throughout the litigation, that pre-clinical experiments are not categorically excluded from the scope of the exemption. The Supreme Court also agreed with Integra, and with the Federal Circuit, that the exemption does not globally embrace all experimental activity that at some point may lead to an FDA approval process. The Supreme Court's opinion today emphasizes that the scope of the Section 271(e)(1) exemption is determined under a reasonableness test. Integra's position that Merck's activities are not exempt under the reasonableness test, which it urged as the controlling standard throughout the litigation, remains intact.

The underlying lawsuit, which was filed in 1996, alleged that Merck KGaA and a non-profit research institution under contract from Merck KGaA had infringed various United States patents held by The Burnham Institute of San Diego that have been licensed to Integra.

Those patents include No. 4,792,525, No. 4,879,237, No. 5,695,997, and No.
4,789,734, each in various ways relating to technology involving peptides containing an arginine-glycine-aspartic acid (RGD) sequence or related cell surface receptors.

Compounds containing the RGD sequence promote or inhibit cell adhesion by binding receptors called integrins found on the surface of almost every cell in the body.

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"We look forward to a successful resolution of the case on remand before the
Federal Circuit," said John B. Henneman, III, Executive Vice President and Chief Administrative Officer. "In any case, neither these patents nor this decision implicates any product that we sell, and the outcome - whether favorable or unfavorable - will not have any impact on our operations."

Integra LifeSciences Holdings Corporation is a diversified medical technology company that develops, manufactures, and markets medical devices for use in a variety of applications. The primary applications for our products are neuro-trauma and neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey, and we have research, manufacturing and distribution facilities located throughout the world. We have approximately 1,200 employees. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Forward-looking statements that may be discussed include, but are not limited to, the results of litigation and related appeals and the value of intellectual property. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2004 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Source: Integra LifeSciences Holdings Corporation